Exhibit 99.2

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of September 16, 2016, by and among the parties hereto.  The undersigned hereby agree that the Statement on Schedule 13D with respect to the common stock, par value $0.01 per share, of EnSync, Inc., a Wisconsin corporation, and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Jilun He

By:	/s/ Jilun He

Melodious International Investments Group Limited

Jilun He

By:	/s/ Jilun He
Name: Jilun He
Title: Director

Melodious Investments Company Limited

By:	/s/ Jilun He
Name: Jilun He
Title: Director